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                                   NNG, Inc.


                                 March 5, 2001


Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California  90067

Ladies and Gentlemen:

     I am a member of the bars of the States of New York and California. I am also Corporate Vice President, Secretary and Associate General Counsel of NNG, Inc., a Delaware corporation (the "Company"). I am familiar with the Registration Statement on Form S-4 (file number 333-54800, as amended from time to time, the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company's registration of shares of its common stock, par value $1.00 per share (including the associated rights to purchase preferred stock, the "Common Shares"), and shares of its Series B Preferred Stock, par value $1.00 per share (the "Preferred Shares"), to be issued in exchange for (a) the outstanding shares of common stock, par value $1.00 per share (together with the associated rights to purchase preferred stock) of Litton Industries, Inc. ("Litton") of Litton and (b) the outstanding shares of Series B $2 Cumulative Preferred Stock, par value $5.00 per share, of Litton (such securities of Litton, collectively, the "Litton Shares"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 24, 2001, among the Company, Northrop Grumman Corporation, a Delaware corporation, Litton, and LII Acquisition Corp., a Delaware corporation.

     I have examined the Company's amended and restated certificate of incorporation and bylaws and originals or copies certified or otherwise identified to my satisfaction of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

     Based on the foregoing, I am of the opinion that the Common Shares and Preferred Shares will, when issued in exchange for Litton Shares as contemplated by the offer to purchase or exchange forming part of the Registration Statement, be duly authorized, validly issued, fully paid and non-assessable.

     I hereby consent to the use of my name under the caption "Legal Matters" in the Offer and to the inclusion of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,



                              /s/ John H. Mullan
                              ---------------------------------------
                              Name: John H. Mullan
                              Title:  Associate General Counsel of NNG, Inc.